UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 1, 2010

Sara Lee Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-3344	36-2089049
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3500 Lacey Road, Downers Grove, Illinois		60515
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(630) 598-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

After market close on March 1, 2010, Sara Lee Corporation ("Sara Lee") entered into an accelerated stock repurchase ("ASR") contract with Goldman, Sachs & Co. ("Goldman Sachs") under which Sara Lee will repurchase shares of its common stock. Sara Lee is acquiring shares under the ASR contract as part of its previously announced share repurchase program. Under the ASR contract, Sara Lee will pay $500 million to Goldman Sachs on March 2, 2010 for shares of common stock at a per share price equal to a measure of the volume weighted average price per share of Sara Lee common stock during the ASR contract's valuation period, less a discount (the "ASR Price").

The valuation period in the ASR contract begins on March 2, 2010 and is expected to end in three to five months, with the specific end date within this period to be chosen by Goldman Sachs. Certain events, such as disruptions that affect exchange trading in the shares, may result in the valuation period being extended.

On March 2, 2010, when Sara Lee makes its $500 million payment, Sara Lee will receive from Goldman Sachs a total of 36.4 million shares of common stock, which is approximately equal to $500 million divided by $13.73, the closing price per share of Sara Lee's common stock on March 1, 2010. At the end of the valuation period in the ASR contract, there will be a "make-whole" adjustment, such that if the ASR Price is (i) less than the $13.73 closing price per share on March 1, Goldman Sachs will owe Sara Lee additional shares, and (ii) greater than $13.73, then Sara Lee will be required to pay, in cash or shares of its common stock, the make-whole amount to Goldman Sachs. The make-whole amount will reflect the difference between the March 1, 2010 closing share price and the ASR Price.

In connection with the ASR contract, we expect that Goldman Sachs will purchase shares (or otherwise acquire long positions in shares) of Sara Lee common stock in the open market until it has acquired (or otherwise has long positions in) the number of shares Sara Lee has agreed to purchase under the ASR contract. We expect that these acquisitions (and other transactions) will include covering purchases to close out stock borrow positions taken on by Goldman Sachs to make its initial deliveries of shares to us. In addition, we expect that Goldman Sachs may be purchasing or selling, or both purchasing and selling (and possibly taking on other long and/or short positions in Sara Lee common stock), on any given day in other hedging transactions related to the ASR contract. We expect that much of this activity will take place during the ASR contract's valuation period. All of these market transactions in our shares (or in derivative or other transactions related to our shares) will be for Goldman Sachs's own account.

The ASR contract is subject to terms customary for similar agreements, including providing for the effect of extraordinary corporate transactions and setting forth circumstances under which the agreement may be terminated or unwound early.

The foregoing description of the ASR contract is a summary and is qualified in its entirety by the terms of the ASR contract, a copy of which will be filed as an exhibit to Sara Lee's Quarterly Report on Form 10-Q for its third quarter of fiscal 2010.

Item 7.01 Regulation FD Disclosure.

On March 2, 2010, Sara Lee issued a press release announcing that it had entered into the ASR contract and that Sara Lee has hedged 1.6 billion euros of the proceeds anticipated to be generated by the divestiture of its Household & Body Care business. In the press release, Sara Lee also provided updated EPS guidance for fiscal 2010 based on the foregoing activities. The full text of the press release is attached hereto as Exhibit 99 and is incorporated herein by reference. The information disclosed in this Item 7.01, including Exhibit 99 hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sara Lee Corporation

March 2, 2010	By:	Helen N. Kaminski

Name: Helen N. Kaminski
Title: Assistant General Counsel, Corporate & Securities

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Exhibit Index

Exhibit No.	Description

99	Press release dated March 2, 2010